ImmuCell Announces Increase in Product Sales and Continued Profitability

PORTLAND, ME -- (Marketwire - May 14, 2013) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month period ended March 31, 2013.

During the three-month period ended March 31, 2013, product sales increased by 8%, or $130,000, to $1,847,000 in comparison to $1,717,000 during the same period in 2012.

Net operating income was $327,000 during the three-month period ended March 31, 2013, in comparison to net operating income of $281,000 during the same period in 2012. The net income was $204,000, or $0.07 per share, during the three-month period ended March 31, 2013, in comparison to net income of $155,000, or $0.05 per share, during the same period in 2012. The improved financial performance is largely due to increased gross margin from sales of First Defense®.

"In this extremely challenging dairy and beef economy with a record low milk-to-feed price ratio narrowing our customers' profit margins, our product sales increased by 8% and 5% during the three-month and twelve-month periods ended March 31, 2013, respectively," commented Michael F. Brigham, President and CEO. "This sales growth contributed to our continued profitability, while we are actively seeking a partner to help us complete the development and commercialization of Mast Out®."

Cash, cash equivalents and short-term investments increased by 8%, or $392,000, to $5,305,000 as of March 31, 2013, in comparison to $4,914,000 as of December 31, 2012. Stockholders' equity increased by 2%, or $219,000, to $9,413,000 as of March 31, 2013, in comparison to $9,195,000 as of December 31, 2012. The Company had 3,019,000 shares of common stock outstanding as of March 31, 2013.

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham, President and Chief Executive Officer
(207) 878-2770 Ext. 3106

                                                       (Unaudited)
                                               For the Three-Month Periods
                                                     Ended March 31,
                                              -----------------------------
(In thousands, except per share amounts)           2013           2012
                                              -------------- --------------

Product sales                                 $        1,847 $        1,717
Costs of goods sold                                      793            704
                                              -------------- --------------
  Gross margin                                         1,054          1,013

Product development expenses                             267            248
Sales, marketing and administrative expenses             461            484
                                              -------------- --------------
  Other operating expenses                               728            732
                                              -------------- --------------

NET OPERATING INCOME                                     326            281

Other revenues (expenses), net                            44            (10)
                                              -------------- --------------

INCOME BEFORE INCOME TAXES                               370            271

Income tax expense                                       166            116
                                              -------------- --------------

NET INCOME                                    $          204 $          155
                                              ============== ==============

Weighted average common shares outstanding:
  Basic                                                3,019          3,016
  Diluted                                              3,084          3,103
NET INCOME PER SHARE:
  Basic                                       $         0.07 $         0.05
  Diluted                                     $         0.07 $         0.05

                                           (Unaudited)
                                             As of              As of
                                         March 31, 2013    December 31, 2012
                                        ---------------- -------------------
(In thousands)
Cash, cash equivalents and short-term
 investments                            $     5,305      $       4,914
Total assets                                  11,111            11,030
Net working capital                           7,082              6,697
Stockholders' equity                    $     9,413      $       9,195

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106